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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 5)*

                             TOMPKINS COUNTY TRUSTCO, INC.
                          ----------------------------------
                                   (Name of Issuer)

                                     COMMON STOCK
                            ------------------------------
                            (Title of Class of Securities)

                                      890108103
                                 ---------------------
                                    (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            Continued on following page(s)
                                  Page 1 of 5 Pages

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CUSIP No. 890108103
1.  NAME OF REPORTING PERSON

    RHP Incorporated

    I.R.S. I.D. # 15-0554498

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)/ / (b)/ /

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    New York

5.  SOLE VOTING POWER

    0

6.  SHARED VOTING POWER

    0

7.  SOLE DISPOSITIVE POWER

    0

8.  SHARED DISPOSITIVE POWER

    0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*  /  /

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0%

12. TYPE OF REPORTING PERSON*

    CO

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Item 1.        Security and Issuer

(a)            Name of the Issuer:  Tompkins County Trustco, Inc.

(b)            Address of Issuer's Principal Executive Offices:

               The Commons
               P.O. Box 460
               Ithaca, N.Y.  14851

Item 2.        Identity and Background

(a)            Name of Person Filing:

               RHP Incorporated

(b)            Address of Principal Business Office or, if none, Residence:

               RHP Incorporated
               c/o BT Investment Partners, Inc.
               130 Liberty Street
               New York, NY 10006

(c)            Citizenship:

               RHP Incorporated is a New York corporation

(d)            Title of Class of Securities:

               Common Stock

(e)            CUSIP Number:

               89010813


Item 3.        N/A


Item 4.        Ownership

    On October 15, 1996, BT Investment Partners, Inc. ("BTIP"), a Delaware corporation, acquired all of the outstanding common stock of RHP Incorporated ("RHP"), a New York corporation. At such time, RHP held 244,371 shares ("Shares") of the common stock, $.10 par value, of Tompkins County Trustco, Inc. ("Issuer"). On October 22, 1996, RHP sold all of the Shares to the Issuer. Accordingly, RHP no longer holds any shares of common stock of the Issuer.

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Item 5.  Ownership of Five Percent or Less of a Class

    If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the securities, check the following X .


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         N/A

Item 8.  Identification and Classification of Members of the Group

         N/A

Item 9.  Notice of Dissolution of Group

         N/A

Item 10. Certification

         N/A

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                                      Signature

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 23, 1996                                 RHP INCORPORATED

                                                       /s/ THOMAS F. FINLEY
                                                      ----------------------
                                                      By:  Thomas F. Finley
                                                      Title:   President


    ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. Section 1001)


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